Exhibit 5

Confirmation of a Put Option Transaction dated [ ]

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between [NAME OF PARTY A] ( “Party A”) and GEELY SWEDEN AUTOMOTIVE INVESTMENT AB, a private company incorporated under the laws of the Kingdom of Sweden with company number 559263-3035 and LEI number 636700WH9NXF93UD7E07 (“Party B”) on the date of this Confirmation specified above (the “Trade Date”).

This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”), the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), and the 2007 Partial Lookthrough Depositary Receipt Supplement to the Equity Definitions (the “DR Supplement”, and together with the 2006 Definitions and the Equity Definitions, the “Definitions”), in each case, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.

The Transaction constitutes a “Share Option Transaction” for the purposes of the Equity Definitions.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction.

This Confirmation shall supplement, form a part of, and be subject to, an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as published by ISDA together with the elections and amendments set out in Schedule A to this Confirmation as if Party A and Party B had executed an agreement in such form on the Trade Date. In the event of any inconsistency between this Confirmation, the Definitions and the Agreement, as the case may be, the following will prevail in the order of precedence indicated: (i) this Confirmation, (ii) the Definitions and (iii) the Agreement.

The Transaction shall be the sole Transaction under the Agreement. If there exists any other ISDA Master Agreement between Party A and Party B or any confirmation or other agreement between Party A and Party B pursuant to which an ISDA Master Agreement is deemed to exist between Party A and Party B, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Party A and Party B are parties, the Transaction shall not be considered a “Transaction” under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

The terms of the Transaction are as follows:

1.	GENERAL TERMS

Seller:	Party B.
Buyer:	Party A.
Option Style:	Bermuda.
Option Type:	Put.
Shares:	The Class A American Depositary Shares of the Underlying Shares Issuer, each representing as on the date of this Confirmation, 30 Underlying Shares.

Underlying Shares:	The Class A ordinary shares of the Underlying Shares Issuer, par value US$0.01 each.
Unseasoned Shares:	Shares that are subject to a 40-day distribution compliance period in the form of “Restricted ADSs” (as defined in the Deposit Agreement).

Seasoned Shares:	Shares that are in book-entry form without any restrictive legends and allowed to be settled through the Clearance System’s regular book-entry settlement services.
Issuer:	Citibank, N.A.
Underlying Shares Issuer:	Polestar Automotive Holding UK PLC, a public limited company incorporated under the laws of England and Wales with company number 13624182.
Deposit Agreement:

The Deposit Agreement by and among the Underlying Shares Issuer, the Issuer as depositary and the holders and beneficial owners of Class A American depositary shares issued thereunder dated as of 23 June 2022, and in the case of Unseasoned Shares, as supplemented by the Restricted Shares Agreement.

Restricted Shares Agreement:	The Class A Restricted ADS Letter Agreement by and between the Underlying Shares Issuer and the Issuer as depositary dated as of 23 June 2022.

Equity Securities:

Shares, Underlying Shares, any other shares, preferred shares, warrants, rights, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase Underlying Shares or other ordinary shares of the Underlying Shares Issuer.

Premium:	USD[ ]. The additional consideration for Party B entering into the Transaction shall be the entry by Party A of the Securities Purchase Agreement.
Premium Payment Date:	[ ].

Number of Options:

On each day (a “Determination Day”) during the period from (and including) the Trade Date to (and including) the Expiration Date, a number of Options equal to:

(a)           (x) the number of Placement Shares that have been purchased and fully paid for by Party A in the Share Subscription divided by (y) the Option Entitlement; minus

(b)           (x) the sum of the Number of Disposed Shares in respect of all Relevant Transactions entered into by Party A or any of its Affiliates during the period from (and including) the Trade Date to (and including) such Determination Day divided by (y) the Option Entitlement; minus

(c)           the sum of the Number of Options to be Exercised for each Exercise Date that has occurred prior to (but excluding) such Determination Day; minus

(d)           the sum of the Number of Options to be Early Settled for each Early Settlement Date that has occurred prior to (but excluding) such Determination Day.

For the avoidance of doubt, the Number of Options shall not be adjusted if Party A or any of its Affiliates purchases or acquires any additional Shares outside of the Share Subscription, except that the Number of Options may be adjusted upwards to reflect any adjustment made by the Calculation Agent due to distribution of bonus shares.

Number of Exercisable Options:

On each day (a “Determination Day”) during the period from (and including) the Trade Date to (and including) the Expiration Date, a number of Options equal to:

(a)           the Number of Options on such Determination Day; minus

(b)           the maximum number of Options proposed to be exercised on a future Exercise Date as specified in any Buyer Exercise Notice or Early Buyer Exercise Notice delivered prior to such Determination Day; minus

(c)            the maximum number of Options proposed to be early settled on a future Early Settlement Date as specified in any Seller Settlement Notice delivered prior to such Determination Day,

in each case, subject to the “Early Buyer Exercise Notice” provision below and provided that if such calculation yields a number which is less than zero, then the Number of Exercisable Options shall be deemed to be zero.

Option Entitlement:	One Share per Option.
Strike Price:

On each day (a “Strike Price Determination Day”) from the Closing Date, an amount in USD equal to:

where:

x   =        the number of calendar days from (and including) the Closing Date to (and excluding) the Strike Price Determination Day.

Closing Date:	The “Closing Date” as defined in the Securities Purchase Agreement.

Accrual Rate:	[ ].
Exchange:	Nasdaq Global Market.
Related Exchange:	All Exchanges
Settlement Currency:	USD.
Guarantor:	Geely Sweden Holdings AB, a company incorporated under the laws of the Kingdom of Sweden with corporate identity number 556810-9010.
Guarantee:	The deed of guarantee dated on or about the Trade Date between the Guarantor and Party A.
Keepwell Provider:	Zhejiang Geely Holding Group Co., Ltd. (浙江吉利控股集团有限公司), a company incorporated in the PRC with unified credit number 91330000747735638J.
Keepwell Deed:	The keepwell deed dated on or about the Trade Date between the Keepwell Provider and Party A.
Transaction Documents:	The Agreement (including this Confirmation), the Guarantee and the Keepwell Deed.
Securities Purchase Agreement:

The securities purchase agreement entered into between Party A (as purchaser) and the Underlying Shares Issuer (as company) on or about the Trade Date pursuant to which the Underlying Shares Issuer agrees to sell and cause the Depositary to issue to Party A, and Party A agrees to purchase, the Placement Shares at a price equal to the Initial Issue Price per Share (the “Share Subscription”).

Placement Shares:	The [ ] Unseasoned Shares subscribed and fully paid for by Party A pursuant to the Share Subscription, and any Seasoned Shares converted therefrom.
Initial Issue Price:	USD[ ].

Geely Facilities Agreement:

The up to €2,400,000,000 equivalent credit facilities agreement dated 25 February 2025 between (among others) Geely Sweden Financials AB and Geely Finance (Hong Kong) Limited as borrowers (the “Facility Borrowers”) and BNP Paribas as facility agent (the “Facility Agent”) and security agent (the “Initial Geely Facilities Agreement”) and/or any subsequent agreement or instrument entered into by the Facility Borrower(s) and guaranteed by the Guarantor to refinance the Initial Geely Facilities Agreement and/or any further refinancing thereof entered into by the Facility Borrower(s) and guaranteed by the Guarantor.

Polestar Facilities Agreement:

The facilities agreement dated 22 February 2024 between (among others) the Underlying Shares Issuer (as borrower) and Standard Chartered Bank (as agent, security agent and account bank) (the “Initial Polestar Facilities Agreement”) and/or any subsequent agreement or instrument entered into by the Underlying Shares Issuer to refinance the Initial Polestar Facilities Agreement and/or any further refinancing thereof entered into by the Underlying Shares Issuer.

Transaction Business Day:	A General Business Day in the PRC, Hong Kong, New York and the Party A Business Day Centre. “PRC” means, for this purpose, the People’s Republic of China, excluding Hong Kong, Macau or Taiwan.
Party A Business Day Centre:	[ ].
Equivalent Transaction:

A put option transaction in respect of Shares on substantially the same terms as the Transaction entered into between Party B (as seller) and another party (as buyer) concurrently with a subscription of Shares by such party similar to the Share Subscription.

Month:	A period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month. The above rules will only apply to the last Month of any period.

2.	PROCEDURES FOR EXERCISE

Procedures for Exercise:

The Options under the Transaction may be exercised in the following manner:

(i)            by the delivery from Party A to Party B of a duly signed and completed Buyer Exercise Notice during the Buyer Notice Delivery Period, in which case:

(A)        the applicable Number of Options to be Exercised shall be deemed automatically exercised on the Expiration Date; and

(B)        the Expiration Date shall be deemed an “Exercise Date” in relation to such number of Options; and

(ii)           following the occurrence of an Early Exercise Event which is continuing, by the delivery from Party A to Party B of a duly signed and completed Early Buyer Exercise Notice during the applicable Early Buyer Exercise Notice Delivery Period, in which case:

(A)        the applicable Number of Options to be Exercised shall be deemed automatically exercised on the Early Expiration Date; and

(B)        the Early Expiration Date shall be deemed an “Exercise Date” in relation to such number of Options.

For the avoidance of doubt, the procedures set out herein shall apply in lieu of the procedures set out in Section 3.2 of the Equity Definitions.

Buyer Exercise Notice:	A written notice substantially in the form set out in Schedule B signed by one or more Authorised Signatory (as defined in Schedule A hereto) of Party A.
Buyer Notice Delivery Period:	The period commencing at 9:00 a.m. (Hong Kong time) on the Buyer Notice Delivery Period Commencement Date and ending at the Expiration Time on the Buyer Notice Delivery Period End Date.
Buyer Notice Delivery Period Commencement Date:	The Transaction Business Day immediately following the Seller Notice Delivery Period End Date.
Buyer Notice Delivery Period End Date:	The date falling 60 days prior to the Expiration Date.
Expiration Time:	5:00 p.m. (Hong Kong time).

Expiration Date:

The date falling 36 Months from the Closing Date (the “Initial Expiration Date”), unless Party B, Party A, the Guarantor and the Keepwell Provider have agreed to postpone the Expiration Date in accordance with “Extension of Expiration Date” below, in which case the Expiration Date shall fall on the Extended Expiration Date.

Section 3.1(f) of the Equity Definitions shall be amended by deleting the provisions after the words “Scheduled Trading Day)” in the third line thereof.

Extension of Expiration Date:

Party B, Party A, the Guarantor and the Keepwell Provider may, by mutual agreement prior to the Buyer Notice Delivery Period Commencement Date, postpone the Expiration Date to the date falling a further 12 Months from the Initial Expiration Date (such date, the “Extended Expiration Date”), subject to:

(a)            the payment from Party B to Party A of an extension fee in the Settlement Currency equal to the product of (1) the Number of Options as on the Initial Expiration Date; (2) the Strike Price as on the Initial Expiration Date; and (3) [ ]%; and

(b)           any adjustment to the Accrual Rate mutually agreed between Party B, the Guarantor, the Keepwell Provider and Party A based on the then prevailing market conditions.

Automatic Exercise:

Applicable. Notwithstanding section 3.4 of the Equity Definitions, Party A shall be deemed to have delivered to Party B a duly completed Buyer Exercise Notice specifying that the maximum number of Options proposed to be exercised on the Expiration Date shall be equal to the Number of Exercisable Options on the Buyer Notice Delivery Period End Date.

For the avoidance of doubt, if Party A notifies Party B prior to the Expiration Time on the Buyer Notice Delivery Period End Date that it does not wish Automatic Exercise to occur, then Automatic Exercise will not apply.

3.	EARLY EXERCISE EVENT

Early Exercise Event:

The occurrence at any time of:

(a)            an Event of Default or a Termination Event in respect of which Party B is the Defaulting Party or an Affected Party (as the case may be) (a “Party B Event”);

(b)           a “Party B Event” under any Equivalent Transaction (an “Equivalent Transaction Event”);

(c)            an event of default (howsoever described) under the Geely Facilities Agreement (a “Geely Facilities Event”);

(d)           a “Guarantor/Keepwell Provider Cross-Default Event”;

(e)            an event of default (howsoever described) under the Polestar Facilities Agreement which has resulted in the facility agent under the Polestar Facilities Agreement delivering an acceleration notice to the Underlying Shares Issuer (a “Polestar Facility Event”);

(f)            a failure by the Underlying Shares Issuer to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with the Securities Purchase Agreement (a “Securities Purchase Agreement Event”);

(g)           a Change of Control; or

(h)           an Extraordinary Cancellation Event.

Party B shall notify Party A of any Early Exercise Event promptly upon becoming aware of its occurrence.

An Early Exercise Event (other than a Geely Facilities Non-FoP Event, a Credit Support Default, a Guarantor/Keepwell Provider Cross-Default Event, a Change of Control or an Extraordinary Cancellation Event) is “continuing” if it has not been remedied or waived by Party A.

A Geely Facilities Non-FoP Event, a Guarantor/Keepwell Provider Cross-Default Event, a Change of Control or a Credit Support Default is “continuing” if it has not been remedied or waived by Party A, provided that:

(1)            if any of such events constitutes both a (x) Geely Non-FoP Facilities Event and (y) one or more Early Exercise Event hereunder, then any waiver given by the Facility Agent for such Geely Facilities Non-FoP Event shall automatically be deemed to also constitute a waiver given by Party A in relation to such Early Exercise Event(s); and

(2)            if as a condition to the waiver given by the Facility Agent for such Geely Facilities Non-FoP Event, the obligors under the Geely Facilities Agreement have agreed to provide any credit enhancements or other benefits to the lenders under such facility, then Party B shall promptly agree to provide equivalent credit enhancements or other benefits to Party A under the Transaction to ensure that the credit risk exposure of Party A under the Transaction remains broadly comparable to the credit risk exposure of such lenders under the Geely Facilities Agreement (or if the parties are unable to agree on what constitutes equivalent credit enhancements or other benefits, such determination shall be made by the Calculation Agent in good faith and in a commercially reasonable manner).

An Extraordinary Cancellation Event is “continuing” if it has not been waived.

A “Geely Facilities Non-FoP Event” means an event of default under the Geely Facilities Agreement other than an event arising from a failure to pay (howsoever described) by an obligor under the Geely Facilities Agreement to pay on the due date any amount payable pursuant to the relevant finance documents relating to the Geely Facilities Agreement.

An “Extraordinary Cancellation Event” means:

(A)          an Extraordinary Event which (but for the provisions of “Consequences of Event of Default, Termination Event or Extraordinary Event”) would result in “Cancellation and Payment” or a Cancellation Amount being required to be determined in accordance with Article 12 of the Equity Definitions; or

(B)           a “Share-for-Other” Merger Event where the “Other Consideration” consists solely of cash.

Early Buyer Exercise Notice:

A written notice substantially in the form set out in Schedule C signed by an Authorised Signatory of Party A.

An Early Buyer Exercise Notice shall not be regarded as having been duly completed unless:

(i)             it specifies the relevant Early Exercise Event to which such notice relates;

(ii)            it designates a Transaction Business Day during the Permitted Early Expiration Date Period as the “Early Expiration Date”; and

(iii)           the maximum number of Options proposed to be exercised on the Early Expiration Date is no greater than the Number of Exercisable Options on the date of such Early Buyer Exercise Notice.

Notwithstanding any provision to the contrary in this Confirmation, if an Early Exercise Event has occurred (x) after the delivery or deemed delivery of a Buyer Exercise Notice or (y) after the delivery of a Seller Settlement Notice but before the Early Settlement Date specified in such Seller Settlement Notice, then:

(A)          (in the case of (y) only), such earlier Seller Settlement Notice shall automatically be deemed to be void and of no effect (and the maximum number of Options proposed to be exercised as specified in such Seller Settlement Notice shall not be counted in the calculation of the Number of Exercisable Options as if the Seller Settlement Notice has never been delivered); and

(B)           (in the case of (x) or (y)), for the avoidance of doubt, Party A shall continue to have the right to deliver an Early Buyer Exercise Notice during the applicable Early Buyer Exercise Notice Delivery Period, and if a duly signed and completed Early Buyer Exercise Notice were so delivered in the case of (x), Party A may in its sole and absolute discretion specify in such Early Buyer Exercise Notice whether such earlier Buyer Exercise Notice shall be deemed to be void and of no effect (and the maximum number of Options proposed to be exercised as specified in such Buyer Exercise Notice shall not be counted in the calculation of the Number of Exercisable Options either (1) as from the date of such Early Buyer Exercise Notice or (2) as if such Early Buyer Exercise Notice has never been delivered).

Early Buyer Exercise Notice Delivery Period:

In respect of an Early Exercise Event which is continuing, the period commencing at the time of the first occurrence of such Early Exercise Event and ending at the Expiration Time on the date falling 15 Transaction Business Days prior to the Expiration Date.

Permitted Early Expiration Date Period:

In respect of an Early Exercise Event which is continuing, the period commencing on (and including) the date falling the applicable Earliest Expiration Date from the date of the relevant Early Buyer Exercise Notice specifying such event and ending on (and including) the Expiration Date.

Earliest Expiration Date:

In respect of:

(i)             a Party B Event, five Transaction Business Days;

(ii)            an Equivalent Transaction Event, five Transaction Business Days;

(iii)           a Geely Facilities Event, five Transaction Business Days;

(iv)          a Guarantor/Keepwell Provider Cross-Default Event, five Transaction Business Days;

(v)           a Polestar Facilities Event, five Transaction Business Days;

(vi)          a Securities Purchase Agreement Event, if such event results in Party A being unable to hold Shares, eight Transaction Business Days, otherwise, 60 Transaction Business Days;

(vii)         a Change of Control, 15 Transaction Business Days;

(viii)        an Extraordinary Cancellation Event arising from Insolvency or Insolvency Filing, five Transaction Business Days;

(ix)           an Extraordinary Cancellation Event arising from a Change in Law, 30 Transaction Business Days (or if earlier, the last day of any applicable grace period permitted by law);

(x)            an Extraordinary Cancellation Event arising from a Hedging Disruption and/or Increased Cost of Hedging, 15 Transaction Business Days (or if earlier, the last day of any applicable grace period permitted by law); and

(xi)           an Extraordinary Cancellation Event arising from any other Extraordinary Event not specified above, 30 Transaction Business Days.

Credit Support Default:

Section 5(a)(iii)(1) of the Agreement is replaced in its entirety with the following:

“(1)           Failure by any Credit Support Provider of Party B to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document to which it is a party in the following manner:

(a)           any Credit Support Provider does not pay on the due date any amount payable pursuant to a Credit Support Document to which it is a party in the manner and at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by (A) technical and administrative error; or (B) a Disruption Event; and (ii) payment is made within three CSD Business Days of its due date;

(b)           any requirement of paragraph 20 (Anti-bribery, anti- corruption, anti-money laundering and counter-terrorism) of Part B (Representations) of Schedule 1 to the Guarantee, paragraph 15 (Anti-bribery, anti-corruption, anti-money laundering and counter-terrorism) of Part E (General Undertakings) of Schedule 1 to the Guarantee or any undertakings in Part D (Financial Covenants) of Schedule 1 to the Guarantee is not satisfied;

(c)           any Credit Support Provider does not comply with any provision of the Credit Support Documents to which it is a party (other than those referred to in paragraphs (a) and (b) above) and (if such failure to comply is capable of remedy) such failure is continuing after 15 CSD Business Days of the earlier of (i) Party A giving notice to the relevant Credit Support Provider of the failure to comply and (ii) any Credit Support Provider becoming aware of the failure to comply; or

(d)           any representation, warranty or statement made or deemed to be made by any Credit Support Provider in the Credit Support Documents to which it is a party or in any other document delivered by or on behalf of any Credit Support Provider under or in connection with such Credit Support Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or misstatement (i) are capable of remedy; and (ii) are remedied within 15 CSD Business Days of the earlier of (A) Party A giving notice of the misrepresentation, breach of warranty or misstatement to the relevant Credit Support Provider and (B) the relevant Credit Support Provider becoming aware of the misrepresentation, breach of warranty or misstatement;”

Disruption Event:

Either or both of:

(i)            a material disruption to the payment or communications systems or to the financial markets which are, in each case, required to operate in order for payments to be made in connection with a Credit Support Document, provided that the disruption is not caused by, and is beyond the control of, any of the parties to the relevant Credit Support Document; or

(ii)            the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to a Credit Support Document preventing that, or any other party (x) from performing its payment obligations under such Credit Support Document or (y) from communicating with other parties in accordance with the terms of such Credit Support Document and which (in either case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

Credit Support Provider:

The Guarantor and the Keepwell Provider shall each be a Credit Support Provider in respect of Party B:

(i)            at any time prior to the prepayment or repayment of the Geely Facilities Agreement in full, for the purposes of Section 5(a)(iii) only (but not, for the avoidance of doubt, for the purposes of any other Events of Default or Termination Events under the Agreement); and

(ii)           at any time after the prepayment or repayment of the Geely Facilities Agreement in full, for the purposes of all Events of Default or Termination Events under the Agreement.

Credit Support Document:

The Guarantee and the Keepwell Deed shall each be a Credit Support Document:

(i)            at any time prior to the prepayment or repayment of the Geely Facilities Agreement in full, for the purposes of Section 5(a)(iii) only (but not, for the avoidance of doubt, for the purposes of any other Events of Default or Termination Events under this Agreement); and

(ii)           at any time after the prepayment or repayment of the Geely Facilities Agreement in full, for the purposes of all Events of Default or Termination Events under the Agreement.

CSD Business Day:	A General Business Day in Hong Kong, New York, PRC, Luxembourg, Brussels, Stockholm and Paris.
Guarantor/Keepwell Provider Cross-Default Event:

Any of the following occurs in respect of (x) the Guarantor and its Subsidiaries from time to time or (y) the Keepwell Provider:

(i)            any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(ii)           any of its Financial Indebtedness is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described);

(iii)          any commitment for any of its Financial Indebtedness is cancelled or suspended by any of its creditors as a result of an event of default (however described); or

(iv)          any of its creditors becomes entitled to declare any of its Financial Indebtedness due and payable before its specified maturity as a result of any event of default (however described),

unless the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within all or any of paragraphs (i) to (iv) (without double counting) is less than €[ ] (or its equivalent in any other currency or currencies).

Financial Indebtedness:

Any indebtedness for or in respect of:

(a)            moneys borrowed;

(b)           any acceptance under any acceptance credit facility (including any dematerialised equivalent);

(c)            any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           any redeemable preference share;

(e)            any lease, hire purchase contract or similar agreement which would, in accordance with generally accepted accounting principles (“GAAP”), be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with applicable GAAP in force immediately before the adoption of IFRS 16 (Lease) (where applicable), be treated as an operating lease but would be required to be classified as a finance or capital lease as a result of the application of IFRS 16 (Lease));

(f)            receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) will be taken into account);

(h)           any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)             the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)           is arranged primarily as a method of raising finance or of financing the acquisition or the construction of that asset or service; or

(ii)          is due to be made more than six Months before or after the date of acquisition or supply; or

(j)            any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(k)           any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

Change of Control:

A Change of Control occurs if:

(i)            Mr Li Shufu (李书福) (“Mr Li”) ceases to be:

(A)          the beneficial owner of, whether directly or indirectly through Subsidiaries, at least 80 per cent. of the voting capital of the Keepwell Provider;

(B)          the single largest beneficial owner of, whether directly or indirectly through Subsidiaries, Geely Automobile Holdings Limited; or

(C)          the beneficial owner of, whether directly or indirectly through Subsidiaries, at least 25 per cent. of the voting capital of Geely Automobile Holdings Limited;

(ii)           the Keepwell Provider ceases to be the beneficial owner of, whether directly or indirectly through wholly-owned Subsidiaries, 100 per cent. of the voting capital of the Guarantor; or

(iii)          the Guarantor ceases to be the beneficial owner of, whether directly or indirectly through Subsidiaries or through Volvo Car AB (as defined in the Guarantee), at least 51 per cent. of the voting capital of Volvo Car Corporation (as defined in the Guarantee);

(iv)          Mr. Li ceases to the beneficial owner of, whether directly or indirectly through wholly- owned Subsidiaries, 100 per cent. of the voting capital of Party B; or

(v)           (1) Volvo Car Corporation, (2) PSD INVESTMENT LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with company number 2033695 (“PSD”), (3) the Guarantor and/or (4) any other person in which Mr. Li directly or indirectly holds at least 51 per cent. of the shares or equity interests, collectively, cease to be the beneficial owner of, whether directly or indirectly through Subsidiaries, at least 51 per cent. of the voting capital of the Underlying Shares Issuer.

Consequences of Event of Default, Termination Event or Extraordinary Event:

Notwithstanding anything to the contrary in the Agreement or the Equity Definitions:

(i)            if an event is both (x) an Event of Default (other than a Specified Event of Default) or a Termination Event (other than a Specified Termination Event) and (y) an Early Exercise Event, then the consequences set out in Section 6 of the Agreement shall not apply; and

(ii)           if an event is both (x) an Extraordinary Event and (y) an Early Exercise Event, then the consequences set out in Sections 12.7, 12.8 and 12.9 of the Equity Definitions shall not apply,

and in either case, Party A may instead exercise the Options by the delivery of an Early Buyer Exercise Notice in accordance with the procedures set out herein.

For the avoidance of doubt, if an event is both (x) a Specified Event of Default or a Specified Termination Event and (y) an Early Exercise Event, then Party A may, in its discretion, while such event is continuing:

(A)          designate an Early Termination Date in respect of the Transaction in accordance with Section 6(a) of the Agreement; or

(B)           early exercise the Options by delivering an Early Buyer Exercise Notice in accordance with the procedures set out herein.

A “Specified Event of Default” means the occurrence of Section 5(a)(i) (Failure to Pay or Deliver), Section 5(a)(vii) (Bankruptcy) or Section 5(a)(viii) (Merger Without Assumption) in respect of which Party B is the Defaulting Party.

A “Specified Termination Event” means the occurrence of Section 5(b)(iv) (Tax Event Upon Merger) or Section 5(b)(v) (Credit Event Upon Merger) in respect of which Party B is an Affected Party.

4.	EARLY SETTLEMENT

Seller Settlement Notice:

A written notice substantially in the form set out in Schedule D signed by an Authorised Signatory of Party B.

A Seller Settlement Notice shall not be regarded as having been duly completed unless:

(i)            it designates a Transaction Business Day during the Permitted Seller Settlement Date Period as an “Early Settlement Date”; and

(ii)          it specifies:

(A)       the sum of the maximum number of Options proposed to be early settled under the Transaction and all other outstanding Equivalent Transactions on the same date;

(B)       the applicable Pro Rata Ratio; and

(C)       the maximum number of Options proposed to be early settled under the Transaction on the Early Settlement Date, which shall be equal to the product of sub-paragraphs (A) and (B) above (rounded up or down to the nearest integer, as the case may be, by Party B in its sole and absolute discretion).

A Seller Settlement Notice or equivalent notice may only be given by Party B under the Transaction or under any other outstanding Equivalent Transaction if each such notice (x) is given on the same date and (y) designates the same date as the Early Settlement Date. For this purpose, an Equivalent Transaction is “outstanding” on the date a Seller Settlement Notice is given if Party B is permitted to give an equivalent notice under that Equivalent Transaction on the same date.

If:

(1)           a duly signed and completed Seller Settlement Notice is delivered by Party B to Party A during the Seller Notice Delivery Period; and

(2)           no Early Exercise Event or Potential Event of Default in respect of Party B as the Defaulting Party has occurred and is continuing at the time of such delivery,

then the applicable Number of Options to be Early Settled shall be early settled on the Early Settlement Date in accordance with section 6 (Settlement Terms) of this Confirmation below.

Pro Rata Ratio:

For a Seller Settlement Notice, the ratio (expressed as a percentage and rounded to the nearest two decimal points) equal to:

(i)            the Number of Exercisable Options under the Transaction on the date of such Seller Settlement Notice; divided by

(ii)           the sum of the Number of Exercisable Options under the Transaction and any other outstanding Equivalent Transaction on such date.

Seller Notice Delivery Period:	The period commencing at 9:00 a.m. (Hong Kong time) on the Seller Notice Delivery Period Commencement Date and ending at the Expiration Time on the Seller Notice Delivery Period End Date.
Seller Notice Delivery Period Commencement Date:	The date falling 6 Months from the Trade Date.
Seller Notice Delivery Period End Date:	The date falling 90 days prior to the Expiration Date.
Permitted Seller Settlement Date Period:	The period commencing on (and including) the date falling 60 days from the date of the relevant Seller Settlement Notice and ending on (and including) the Expiration Date.

5.	CONFIRMATION NOTICE

Confirmation Notice:

In respect of each Exercise Date or Early Settlement Date, a written notice substantially in the form set out in Schedule E signed by an Authorised Signatory of Party A:

(i)             certifying:

(A)       the Number of Options as on such Exercise Date or Early Settlement Date;

(B)        (x) the Number of Options to be Exercised on such Exercise Date or (y) the Number of Options to be Early Settled on such Early Settlement Date (as the case may be); and

(C)        if such Confirmation Notice is given in response to an Early Buyer Exercise Notice or a Seller Settlement Notice, to the extent such amount can be determined on or prior to the date of such Confirmation Notice, the amount of any IR Unwind Losses incurred by Party A or its Affiliates in connection with such Exercise Date or Early Settlement Date; and

(ii)           attaching, if any IR Unwind Losses is specified in such Confirmation Notice, a statement displaying in reasonable details the basis for such determination; and

(iii)          (at the option of Party A) specifying whether “Cash Settlement” or “Physical Settlement” shall apply to such Exercise Date or Early Settlement Date.

Following the designation of an Exercise Date in a Buyer Exercise Notice or an Early Buyer Exercise Notice, or the designation of an Early Settlement Date in a Seller Settlement Notice, Party A shall deliver to Party B a duly signed and completed Confirmation Notice during the applicable Confirmation Notice Period, provided that if no Confirmation Notice had been delivered by Party A by the end of the applicable Confirmation Notice Period, Party A shall be deemed to have nevertheless delivered a duly completed Confirmation Notice except that the Number of Options as on such Exercise Date or Early Settlement Date shall be determined by Party B based on the details of all Relevant Transactions that have been notified to Party B in accordance with paragraph 9(f) (Notification of any Transaction in Equity Securities) of the Confirmation prior to Confirmation Notice Period End Date.

Confirmation Notice Period:

In respect of each Exercise Date or Early Settlement Date, the period commencing at 9:00 a.m. (Hong Kong time) on the Confirmation Notice Period Commencement Date and ending at the Expiration Time on the Confirmation Notice Period End Date.

Confirmation Notice Period Commencement Date:	In respect of each Exercise Date or Early Settlement Date, the date falling five Transaction Business Days prior to such Exercise Date or Early Settlement Date.
Confirmation Notice Period End Date:	In respect of each Exercise Date or Early Settlement Date, the date falling one Transaction Business Days prior to such Exercise Date or Early Settlement Date.
Number of Options to be Exercised:

In respect of each Exercise Date, a number of Options equal to the lower of:

(i)            maximum number of Options proposed to be exercised on such Exercise Date as specified in the relevant Buyer Exercise Notice or Early Buyer Exercise Notice (as the case may be); and

(ii)           the Number of Options as on such Exercise Date as certified in the Confirmation Notice delivered by Party A (or if no such notice had been given by the end of the applicable Confirmation Notice Period, as determined by Party B) in connection with such Exercise Date.

Number of Options to be Early Settled:

In respect of each Early Settlement Date, a number of Options equal to the lower of:

(i)            maximum number of Options proposed to be early settled on such Early Settlement Date as specified in the relevant Seller Settlement Notice; and

(ii)           the Number of Options as on such Early Settlement Date as certified in the Confirmation Notice delivered by Party A (or if no such notice had been given by the end of the applicable Confirmation Notice Period, as determined by Party B) in connection with such Early Settlement Date.

IR Unwind Losses:

In respect of an Exercise Date which has occurred as a result of the delivery of an Early Buyer Exercise Notice or an Early Settlement Date which has occurred as a result of the delivery of a Seller Settlement Notice, the amount of any cost, loss or expenses incurred by Party A and/or its Affiliates in unwinding, adjusting or terminating any corresponding IR Hedge Positions due solely to the designation of such Exercise Date or Early Settlement Date.

IR Hedge Positions:

Any hedge position established by Party A and/or any of its Affiliates for the purpose of hedging Party A’s USD interest rate exposure under the transactions contemplated by Transaction Documents and the Share Subscription.

6.	SETTLEMENT TERMS

Settlement Election

Settlement Method Election:

Notwithstanding section 7.1 of the Equity Definitions, if either Electing Party gives irrevocable written notice to the other party (which in the case of Party A, must be given in the Confirmation Notice), on before the Settlement Method Election Date, of its election to have Physical Settlement or Cash Settlement to apply to an Exercise Date or Early Settlement Date, then such elected settlement method shall apply to such Exercise Date or Early Settlement Date.

If no such written notice is received from either Electing Party on or prior to the Settlement Method Election Date, then the Default Settlement Method shall apply.

If Party A and Party B elect for different settlement methods to apply, then the election by Party A shall prevail.

If both Party B and Party A elect for Cash Settlement to apply, then the election by Party A shall prevail, and the provisions of “Cash Settlement Amount Determination Procedure (Private Auction)” shall apply.

Electing Party:	Party A or Party B.
Settlement Method Election Date:	In respect of each Exercise Date or Early Settlement Date, the applicable Confirmation Notice Period End Date.
Default Settlement Method:	Physical Settlement.

Settlement Amount

Settlement Amount:

In respect of each Exercise Date or Early Settlement Date, irrespective of whether “Cash Settlement” or “Physical Settlement” is applicable, Party B shall, as an unconditional obligation, pay to Party A for value on the applicable Settlement Amount Payment Date in cleared funds an amount (the “Settlement Amount”) in the Settlement Currency equal to the sum of:

(i)            (x) Strike Price as on such Exercise Date or Early Settlement Date multiplied by (y) the Number of Shares to be Delivered; and

(ii)           if such Exercise Date occurred as a result of the delivery of an Early Buyer Exercise Notice (but not for the avoidance of doubt a Buyer Exercise Notice) or such Early Settlement Date occurred as a result of the delivery of a Seller Settlement Notice, the applicable IR Unwind Losses specified in the corresponding Confirmation Notice delivered by Party A (if any).

Settlement Amount Payment Date:	The relevant Exercise Date or Early Settlement Date (or if such date is not a Transaction Business Day, the next following Transaction Business Day).
IR Unwind Losses True-Up:

If an Exercise Date has occurred as a result of the delivery of an Early Buyer Exercise Notice (but not for the avoidance of doubt a Buyer Exercise Notice) or an Early Settlement Date has occurred as a result of the delivery of a Seller Settlement Notice, unless the amount of the IR Unwind Losses has been included in the calculation of the relevant Settlement Amount, Party A may, on any Transaction Business Day falling on or prior to the IR Unwind Losses True-Up Long-Stop Date, provide Party B with a notice (an “IR Unwind Losses True-Up Notice”) signed by an Authorised Signatory of Party A certifying the amount of IR Unwind Losses incurred by Party A or its Affiliates in connection with such Exercise Date or Early Settlement Date and attaching a statement displaying in reasonable details the basis for such determination.

If a duly signed IR Unwind Losses True-Up Notice is delivered in accordance with the foregoing paragraph on or prior to the applicable IR Unwind Losses True-Up Long-Stop Date, Party B shall promptly pay to Party A an amount in the Settlement Currency equal to the IR Unwind Losses specified in such IR Unwind Losses True-Up Notice within five Transaction Business Days of the date of such notice.

For the avoidance of doubt: (1) only one IR Unwind Losses True-Up Notice may be delivered by Party A and (2) if no IR Unwind Losses True-Up Notice is received from Party A by the applicable IR Unwind Losses True-Up Long-Stop Date and no IR Unwind Losses is specified in the relevant Confirmation Notice, then Party A’s IR Unwind Losses shall be deemed to be zero.

Party A shall promptly upon request provide Party B with any quotation, market data or information from internal or external sources used in making its determination of any actual or estimated IR Unwind Losses.

IR Unwind Losses True-Up Long-Stop Date:	The date falling five Transaction Business Days from the relevant Exercise Date or Early Settlement Date.

Physical Settlement

Physical Settlement:

In respect of each Exercise Date for which Physical Settlement is applicable, subject to the condition precedent that Party A has received or otherwise recovered (whether by the exercise of any right or remedy under any Transaction Document or otherwise) the Settlement Amount in cleared funds (such condition, the “Settlement Amount Payment Condition”), Party A shall deliver to the relevant Party B Receiving Party the Number of Shares to be Delivered (in the form of Unseasoned Shares and/or Seasoned Shares) in accordance with the Settlement Procedures on the applicable Settlement Date.

For the avoidance of doubt, (x) references to “Exercise Date” in Article 9 of the Equity Definitions or the section headed “Physical Settlement” herein shall be deemed to include an “Early Settlement Date”; and (y) the procedures set out herein shall apply in lieu of the procedures set out in Section 9.1(b) of the Equity Definitions.

Number of Shares to be Delivered:	In respect of each Exercise Date, a number of Shares equal to (x) the Number of Options to be Exercised or the Number of Options to be Early Settled (as the case may be) on such Exercise Date multiplied by (y) the Option Entitlement.

Settlement Date:

The first Settlement Delivery Day after the date on which the Settlement Amount Payment Condition is satisfied (if such condition is satisfied at or before 9:00 p.m. (Hong Kong time)) or the second Settlement Delivery Day after the date on which the Settlement Amount Payment Condition is satisfied (if such condition is satisfied after 9:00 p.m. (Hong Kong time) (the “Scheduled Settlement Date”), unless:

(i)           a Settlement Disruption Event prevents delivery of such Shares on that date in accordance with the Settlement Procedure, in which case, the Settlement Date shall be:

(A)         in the case of a delivery of Unseasoned Shares, the first succeeding date on which delivery of the Shares can take place in any commercially reasonable manner (and such Shares shall be delivered in such other commercially reasonable manner); or

(B)         in the case of a delivery of Seasoned Shares, as determined in accordance with Section 9.4 of the Equity Definitions; or

(ii)          Party B has delivered to Party A a written notice at least five Transaction Business Days prior to the Scheduled Settlement Date (x) informing Party A that due to a Settlement Regulatory Event, the relevant Party B Receiving Party is unable to accept delivery of, or is able to accept delivery of some but not all of, the Number of Shares to be Delivered (and if the relevant Settlement Regulatory Event is due to paragraph (a) of that definition, confirming that the relevant Party B Receiving Party has made or has a firm intention to make an application for the relevant regulatory approval) and (y) specifying the number of Shares that are affected by such Settlement Regulatory Event, in which case the Settlement Date for the Shares that are not affected by the Settlement Regulatory Event shall remain the Scheduled Settlement Date, and the Settlement Date for the Shares that are affected by the Settlement Regulatory Event shall be the first succeeding date on which the relevant Party B Receiving Party is able to accept the delivery of such Shares. For the avoidance of doubt, there shall be no adjustment to the Settlement Amount paid by Party B as a result of any such partial settlement, provided that if, as a consequence of the foregoing, the Settlement Date does not occur by the Settlement Longstop Date, then a “Delayed Settlement Event” shall be deemed to have occurred, and Cash Settlement shall apply in lieu in respect of such number of Shares which have yet to be delivered by Party A to the relevant Party B Receiving Party on the Settlement Longstop Date (such number of undelivered Shares, the “Affected Number of Shares to be Delivered”) pursuant to the “Cash Settlement Amount Determination Procedure (Delayed Settlement Event)” provisions below.

Settlement Delivery Day:	In the case of a delivery of Unseasoned Shares, a Transaction Business Day, and in the case of a delivery of Seasoned Shares, a Clearance System Business Day.
Settlement Longstop Date:	The date falling six Months from the Scheduled Settlement Date.
Settlement Procedure:

Delivery of Shares under the Transaction shall be made:

(a)           in the case of a delivery of Unseasoned Shares, by delivery to the relevant Party B Receiving Party of a duly executed transfer certification which has been duly medallion stamped and any other documents (including the original share certificates) required under the Restricted Shares Agreement to constitute a legally valid transfer of the transferring party’s legal and beneficial title in such Unseasoned Shares to the relevant Party B Receiving Party; and

(b)           in the case of a delivery of Seasoned Shares, by the giving of written instructions to the custodian of the relevant Party A Custody Account to result in a legally effective transfer of such Shares to the account specified by the relevant Party B Receiving Party through the Clearance System.

For the avoidance of doubt, Section 9.10 of the Equity Definitions shall not apply to any delivery of Shares under the Transaction.

Settlement Disruption Event:

In respect of a Share, an event beyond the control of the parties as a result of which:

(a)           in the case of an Unseasoned Share, the transfer of such Share cannot be effected for any reason (including, without limitation, where the Issuer cannot effect such transfer); and

(b)           in the case of a Seasoned Share, the Clearance System cannot clear the transfer of such Share.

Settlement Regulatory Event:

Party B determines, in its good faith and in its reasonable judgment, that the receipt of some or all of the Number of Shares to be Delivered would:

(a)          require prior regulatory approval by any governmental or regulatory authority (which the relevant Party B Receiving Party has applied for or has a firm intention to apply for) and such approval has not been received; or

(b)          otherwise be prohibited under any laws, regulations or regulatory orders applicable to Party B and/or any of its Affiliates,

provided that, Party B shall, prior to making such determination, provide reasonable details to elaborate the cause for such Settlement Regulatory Event.

Party B Receiving Party:

(1) Party B or (2) with the prior written consent of Party A, any other person designated by Party B, provided that the consent of Party A may be withheld for any reason, including, without limitation, due to any legal, tax and/or regulatory restriction and/or any Party A’s internal requirements (including, without limitation, any anti-money laundering and/or know-your-customer obligation).

Representation and Agreement:

Section 9.11 of the Equity Definitions shall be amended by adding the words “, other than, in each case, arising under a Permitted Transfer Restriction” after the words “applicable securities law” in the third final line thereof.

Permitted Transfer Restriction:

Any restriction in respect of Shares solely as a result of:

(a)           such Shares being subject to a “distribution compliance period” (as defined in Rule 902 promulgated under the United States Securities Act of 1933, as amended); or

(b)          (in the case of delivery of Unseasoned Shares) such Shares being subject to the limitations set forth in the Restricted Shares Agreement.

Cash Settlement

Cash Settlement:

In respect of each Exercise Date for which Cash Settlement is applicable, if the Cash Settlement Amount is a positive number, Party A shall pay such amount to Party B, and if the Cash Settlement Amount is a negative number, Party B shall pay the absolute value of such amount to Party A, in each case, on the applicable Cash Settlement Payment Date.

For the avoidance of doubt, (x) references to “Exercise Date” in Article 8 of the Equity Definitions or the section headed “Cash Settlement” herein shall be deemed to include an “Early Settlement Date”; and (y) the procedures set out herein shall apply in lieu of the procedures set out in Section 8.1 of the Equity Definitions.

Cash Settlement Amount Determination Procedure (Private Auction):

In respect of an Exercise Date for which Cash Settlement is applicable as a result of an election for such settlement by Party A in the applicable Confirmation Notice:

(a)          Party A shall promptly following the applicable Exercise Date conduct an auction (the “Private Auction”) for the sale of a number of Shares equal to the Number of Shares to be Delivered (the “Auction Shares”) through a commercially reasonable process which is consistent with the terms set out below;

(b)         Party A shall invite (1) Party B and (2) other bona fide potential bidders (and Party A will use reasonable effort to ask such bidders to keep the details of the Private Auction confidential, provided that, (i) if no such bidders agree to such confidentiality, then there shall be deemed to be no other bona fide potential bidders and (ii) for the avoidance of doubt, Party A shall not be liable for any disclosures and/or breaches of confidentiality by such bidders) to each submit a single firm bid (expressed as a price per Share) for the purchase of all (but not only part) of the Auction Shares by a commercially reasonable long-stop date specified by Party A (such date, the “Auction Closing Date”);

(c)          neither Party A nor any party to any Equivalent Transaction nor any other of their respective Affiliates (other than Party B) may participate in the Private Auction;

(d)         Party A shall promptly following the Auction Closing Date share with Party B the results of all firm bids that have been validly received by Party A in such auction, and invite Party B only (but not any other bidder) to adjust its earlier bid;

(e)         promptly following the receipt of any adjusted bid from Party B (or confirmation from Party B that it does not wish to adjust its earlier bid), Party A must inform Party B in writing (x) the highest firm bid validly received by Party A in the Private Auction (which may be the adjusted bid from Party B), or if only one valid firm bid is received in the Private Auction, such bid (the amount of such bid, the “Auction Clearance Price”) and (y) whether Party A elects to accept such bid at the Auction Clearance Price;

(f)          Party A shall be under no obligation to accept any bid received in the Private Auction, but if Party A elects to accept any bid received in the Private Auction, Party A must accept the bid at the Auction Clearance Price (or if more than one bid is received at the Auction Clearance Price and one of such bids is from Party B, Party A must accept the bid from Party B);

(g)         if a bid at the Auction Clearance Price is received from Party B, and Party A elects to accept such bid, then the corresponding sale and purchase of the Auction Shares at the Auction Clearance Price shall be settled as soon as commercially reasonably practicable following the Auction Closing Date (the date on which the sale is to be settled, the “Auction Settlement Date”);

(h)         the parties agree that the obligation by Party B to pay to Party A the purchase consideration for the Auction Shares (which shall be equal to the product of (x) the number of Auction Shares multiplied by (y) the Auction Clearance Price) shall be set off against the obligation of Party A to pay to Party B the applicable Cash Settlement Amount; and

(i)          if no bid is received by 5:00 p.m. (Hong Kong time) on the Auction Closing Date (and following notification to Party B, either Party B confirms that it does not wish to submit a further bid or no response is received from Party B by 5:00 p.m. (Hong Kong time) on the date which is one Transaction Business Day following the Auction Closing Date), the Auction Clearance Price shall be deemed zero.

Cash Settlement Amount Determination Procedure (Cash Settlement Buyer Disposal):

In respect of an Exercise Date for which Cash Settlement is applicable as a result of an election for such settlement by Party B:

(a)         Party A shall promptly following the applicable Exercise Date use commercially reasonable efforts to sell a number of Shares equal to the Number of Shares to be Delivered as promptly as reasonably practicable at such price, quantity and manner (including on the Exchange) as Party A may determine acting in good faith and in a commercially reasonable manner (each such sale or disposal, an “Cash Settlement Buyer Disposal”) during the Cash Settlement Buyer Disposal Period;

(b)         each Cash Settlement Buyer Disposal must be at the price reasonably obtainable by Party A at the time such sale or disposal is made;

(c)          Party B acknowledges that Party A may need to impose limitations on the manner and/or to whom a Cash Settlement Buyer Disposal is made in compliance with applicable laws and regulations (including US securities law); and

(d)          following the end of the Cash Settlement Buyer Disposal Period, Party A shall promptly provide Party B with written notice (a “Cash Settlement Buyer Disposal Notice”) of (x) the total number of Shares that Party A has sold pursuant to the Cash Settlement Buyer Disposals during the Cash Settlement Buyer Disposal Period; and (y) the amount of proceeds received by Party A from all Cash Settlement Buyer Disposals made during the Cash Settlement Buyer Disposal Period net of all Taxes (other than any tax imposed or calculated by reference to profit or income), Stamp Taxes, fees, duties, charges and other reasonable out-of-pocket costs and expenses incurred by Party A directly attributable to such Cash Settlement Investments Disposals (the “Cash Settlement Buyer Net Disposal Proceeds”) (which for the avoidance of doubt may be zero or negative if no Cash Settlement Buyer Disposal is taken to have been made during the Cash Settlement Buyer Disposal Period); and

(e)          for the avoidance of doubt, Party A shall have no obligation to deliver to the Party B Receiving Party any remaining Number of Shares to be Delivered that have not been sold at the end of the Cash Settlement Buyer Disposal Period.

Cash Settlement Buyer Disposal Period:

The period commencing on the Exercise Date and ending on the earlier of:

(a)          the date falling 21 days after such date; and

(b)          the date when all of the Number of Shares to be Delivered have been sold or disposed.

Cash Settlement Amount Determination Procedure (Delayed Settlement Event):

In respect of an Exercise Date for which Cash Settlement is applicable as a result of the occurrence of a Delayed Settlement Event:

(a)           Party B may from time to time during the Seller Disposal Period provide Party A with a notice (a “Seller Disposal Request”) specifying certain parameters that a hypothetical broker dealer, acting in good faith and in a commercially reasonable manner, subject to the same securities laws and rules and regulations of any securities regulators, exchanges and self-regulating organisations applicable to Party A or any Affiliate designated by Party A (a “Hypothetical Broker Dealer”) would be deemed to take into account when disposing a number of Shares equal to the Affected Number of Shares to be Delivered (each, a “Seller Disposal”);

(b)          each Seller Disposal Request may specify (1) the manner by which any Seller Disposal is to be conducted (including a sale on Exchange); (2) the price or minimum price at which the relevant Shares are to be sold; (3) the number or maximum number of Shares to be sold and (4) the period of time for which such parameters shall remain in effect;

(c)           a Hypothetical Broker Dealer would be deemed to take into account the relevant parameters set out in a Seller Disposal Request when disposing the relevant Affected Number of Shares to be Delivered during the period when such Seller Disposal Request is effective;

(d)           each Seller Disposal by a Hypothetical Broker Dealer shall be deemed to have conducted in a manner that is in compliance with applicable laws and regulations (including US securities law), and if Party A reasonably determines that any parameters set out in a Seller Disposal Request cannot be conducted in such a manner, then such parameters may be adjusted reasonably by Party A so as to enable such Seller Disposal by a Hypothetical Broker Dealer to be conducted in a manner that is in compliance with applicable laws and regulations, or if Party A reasonably determines that such Seller Disposal cannot be conducted by a Hypothetical Broker Dealer in a manner that is in compliance with applicable laws and regulations, then the parties shall as soon as reasonably as practicable enter into good faith discussions with a view to agreeing an alternative manner by which such Seller Disposal can be made;

(e)            promptly following the end of the Seller Disposal Period, Party A shall provide Party B with written notice (a “Seller Disposal Notice”) of (x) the total number of Shares that a Hypothetical Broker Dealer shall be taken to have sold pursuant to the Seller Disposals during the Seller Disposal Period (which the parties agree may be lower than the relevant Affected Number of Shares to be Delivered); and (y) the amount of proceeds that would have been received by the Hypothetical Broker Dealer from all Seller Disposals made during the Seller Disposal Period net of all Taxes (other than any tax imposed or calculated by reference to profit or income), Stamp Taxes, fees, duties, charges and other reasonable out-of-pocket costs and expenses that would be incurred by the Hypothetical Broker Dealer directly attributable to such Seller Disposals (and for this purpose, the parties agree that the amount of Taxes, Stamp Taxes, fees, duties, charges and other costs and expenses that would be incurred by the Hypothetical Broker Dealer would be the same as the amount that would have been incurred by Party A if such disposals were conducted by Party A) (the “Seller Net Disposal Proceeds”) (which for the avoidance of doubt may be zero or negative if no Seller Disposal is taken to have been made during the Seller Disposal Period);

(f)            Party A shall promptly upon demand provide Party B with a statement showing in reasonable detail its determination of the Seller Net Disposal Proceeds (including any quotations, market data or information from internal sources used in making such determination) and such other information (including any brokerage statement or contract note) with respect to each Seller Disposal as Party B may reasonably require;

(g)           if the Seller Disposal Period has come to an end as a result of a notification from Party B to Party A that delivery of the Shares is no longer affected by the relevant Settlement Disruption Event or the Settlement Regulatory Event, as applicable, Party A shall promptly deliver to the Party B Receiving Party any remaining Affected Number of Shares to be Delivered that are taken not to have been sold by a Hypothetical Broker Dealer at such time; and

(h)           if no Seller Disposal is taken to have been made by a Hypothetical Broker Dealer during the Seller Disposal Period, Party A may promptly provide Party B with a statement showing in reasonable details the amount of charges and other reasonable out-of-pocket costs and expenses incurred by Party A and/or its Affiliates directly attributable to the facilitation of such Seller Disposals, and Party B shall promptly on demand reimburse Party A the amount so incurred.

Seller Disposal Period:

The period commencing on the date of the occurrence of such Delayed Settlement Event and ending on the earlier of:

(a)         the date falling 12 Months after such date;

(b)         the date when all of the relevant Affected Number of Shares to be Delivered are taken to have been sold or disposed by a Hypothetical Broker Dealer; and

(c)         the date on which the delivery of the Shares is no longer affected by the relevant Settlement Disruption Event or the Settlement Regulatory Event, as applicable (including the date on which Party B notifies Party A that such Shares can be delivered to another person approved by Party A as the Party B Receiving Party).

Cash Settlement Amount:

In respect of each Exercise Date:

(a)         if Cash Settlement is applicable to such Exercise Date as a result of an election for such settlement by Party A in the applicable Confirmation Notice, an amount in the Settlement Currency equal to the product of (x) the Number of Shares to be Delivered and (y) the Auction Clearance Price;

(b)         if Cash Settlement is applicable to such Exercise Date as a result of the occurrence of a Delayed Settlement Event, an amount in the Settlement Currency equal to the Seller Net Disposal Proceeds; and

(c)         if Cash Settlement is applicable to such Exercise Date as a result of an election for such settlement by Party B, an amount in the Settlement Currency equal to the Cash Settlement Buyer Net Disposal Proceeds, in the case of (b) or (c), minus an amount determined by the Calculation Agent equal to the aggregate sum of (without duplication) all reasonable fees, charges, costs, expenses, tax (other than any tax imposed or calculated by reference to profit or income) and duties that may be incurred by Party A and/or its Affiliates in connection with the relevant Cash Settlement Amount Determination Procedure(s).

Cash Settlement Payment Date:

In respect of each Exercise Date:

(a)         if Cash Settlement is applicable to such Exercise Date as a result of an election for such settlement by Party A in the applicable Confirmation Notice:

(i)            (if in the applicable Private Auction, the bid at the Auction Clearance Price is received from Party B, and Party A elects to sell the Auction Shares to Party B) the applicable Auction Settlement Date; or

(ii)          (if in the applicable Private Auction, the bid at the Auction Clearance Price is not received from Party B, and Party A elects to sell the Auction Shares to that bidder) the date which is as soon as reasonably practicable following the date on which such sale is settled; or

(iii)          (if no bid is received in the applicable Private Auction or Party A elects not to sell the Auction Shares to any bidder), as soon as commercially reasonably practicable following the Auction Closing Date;

(b)         if Cash Settlement is applicable to such Exercise Date as a result of the occurrence of a Delayed Settlement Event, promptly following the date of the Seller Disposal Notice; and

(c)         if Cash Settlement is applicable to such Exercise Date as a result of an election for such settlement by Party B, promptly following the date Party A is satisfied that all amounts outstanding to it under the Transaction Documents have been unconditionally and irrevocably paid or discharged in full.

Modified Close-Out Netting:	[Applicable] / [Not Applicable].
Close-Out Buyer Disposal:

If “Modified Close-Out Netting” is specified to be Applicable, notwithstanding anything to the contrary in the Agreement, promptly following the occurrence or effective designation of an Early Termination Date resulting from an Event of Default in respect of which Party B is the Defaulting Party or an Termination Event in respect of which Party B is the sole Affected Party:

(a)          Party A shall use commercially reasonable efforts to sell or otherwise dispose of the relevant Close-Out Buyer Disposal Number of Shares as promptly as reasonably practicable at such price, quantity and manner (including on the Exchange) as Party A may determine acting in good faith and in a commercially reasonable manner (each such sale or disposal, a “Close-Out Buyer Disposal”) during the Close-Out Buyer Disposal Period;

(b)          each Close-Out Buyer Disposal must be at the price reasonably obtainable by Party A at the time such sale or disposal is made;

(c)          Party B acknowledges that Party A may need to impose limitations on the manner and/or to whom a Close-Out Buyer Disposal is made in compliance with applicable laws and regulations (including US securities law);

(d)          following the end of the Close-Out Buyer Disposal Period, Party A shall promptly calculate the Early Termination Amount on the basis that:

(i)            to the extent any number of Options remain unexercised as of the Early Termination Date (the “Number of Unexercised Options”), an Exercise Date shall be deemed to have occurred on the Early Termination Date in respect of such Number of Unexercised Options for which Physical Settlement shall apply (and the Settlement Amount that would be payable by Party B in respect of such deemed Exercise Date shall be an Unpaid Amount owing by Party B to Party A); and

(ii)           the Close-out Amount in respect of the Transaction shall be deemed to be an amount (expressed as a negative number, representing a gain to Party A) equal to the proceeds actually received by Party A from all Close-Out Buyer Disposals made during the Close-Out Buyer Disposal Period net of all Taxes (other than any tax imposed or calculated by reference to profit or income), Stamp Taxes, fees, duties, charges and other reasonable out-of-pocket costs and expenses incurred by Party A and/or its Affiliates directly attributable to such Buyer Disposals (the “Close-Out Buyer Net Disposal Proceeds”) (which for the avoidance of doubt may be zero if no Close-Out Buyer Disposal had been made during the Close-Out Buyer Disposal Period);

(e)          Party A shall provide the statement required under Section 6(d)(i) promptly following the end of the Close-Out Buyer Disposal Period, which statement shall also show in reasonable detail its determination of the Close-Out Buyer Net Disposal Proceeds;

(f)           without limiting paragraph (e) above, Party A shall also promptly upon demand provide Party B with such other information (including any brokerage statement or contract note) with respect to each Close-Out Buyer Disposal as Party B may reasonably require; and

(g)          upon Party A being satisfied that all amounts outstanding to it under the Transaction Documents have been unconditionally and irrevocably paid or discharged in full, Party A shall, at the request of Party B, promptly deliver any remaining Close-Out Buyer Disposal Number of Shares that have not been sold at the time Party A is so satisfied (it being acknowledged that Party A shall not be required to account to Party B for any Shares or proceeds of Shares that have been sold after the Close-Out Buyer Disposal Period).

For the avoidance of doubt, the procedures set out in the foregoing paragraphs shall not apply if “Modified Close-Out Netting” is specified to be Not Applicable.
Close-Out Buyer Disposal Number of Shares:

The sum of (i) the Number of Unexercised Options multiplied by the Option Entitlement and (ii) any Number of Shares to be Delivered for any prior Exercise Date which have not yet been delivered or sold.

Close-Out Buyer Disposal Period:

The period commencing on the Early Termination Date and ending on the earlier of:

(a)          the date falling 21 days after such date;

(b)          the date when all of the relevant Close-Out Buyer Disposal Number of Shares have been sold or disposed; and

(c)          the date on which the aggregate of all Close-Out Buyer Net Disposal Proceeds received from such sale are sufficient to discharge the sum of all Unpaid Amounts owing from Party B to Party A.

7.	ADJUSTMENT

For the avoidance of doubt and without prejudice to the Equity Definitions (as supplemented by the DR Supplement), the parties acknowledge and agree that Party A’s (as a Hedging Party) hedge of the Transaction may include, without limitation, the acquisition, establishment, re-establishment, substitution, maintenance, unwinding and/or disposition of the Shares and/or Underlying Shares (it being acknowledged that to the extent any such activity constitutes a Relevant Transaction, the consequences as set out in paragraph 9(f) (Relevant Transactions) below shall apply). Accordingly, the definition of “Hedge Position” as set out in the Equity Definitions (as supplemented by the DR Supplement) shall be deemed to include, without limitation, any acquisition, establishment, re-establishment, substitution, maintenance, unwinding and/or disposition of the Shares and/or Underlying Shares by Party A (as a Hedging Party) in connection with the Transaction, and any Extraordinary Event(s) affecting such Shares, Underlying Shares, Issuer and/or Underlying Issuer shall be treated as affecting Party A’s (as a Hedging Party) hedge of the Transaction and/or any transaction(s) or asset(s) that Party A (as a Hedging Party) deems necessary to hedge the Transaction.

Method of Adjustment:

Calculation Agent Adjustment.

The parties agree that in the event a Relevant Cash Dividend is declared by the Underlying Shares Issuer, the Calculation Agent shall account for the effect of such Relevant Cash Dividend by (x) reducing the Strike Price by or (y) following the applicable Settlement Amount Payment Date, imposing an obligation on Party A to pay to Party B an amount in USD equal to 100% of the cash dividend per Share actually received by Party A (net of any applicable Taxes, duties, or other deductions).

For the avoidance of doubt, an adjustment by the Calculation Agent can be made after an Exercise Date.

Relevant Cash Dividend:

Any dividend or distribution on the Shares in the form of cash that has an ex-dividend date occurring during the period from, but excluding, the Trade Date to, and including, the final Settlement Date or Cash Settlement Payment Date.

8.	EXTRAORDINARY EVENTS

Consequences of Merger Events:
(a) Share-for-Share:	Calculation Agent Adjustment
(b) Share-for-Other:	Calculation Agent Adjustment
(c) Share-for-Combined:	Calculation Agent Adjustment For the avoidance of doubt, the definition of “Merger Event” and its consequences set out in the Equity Definitions shall be amended in accordance with the DR Supplement.
Tender Offers:

Applicable. For the avoidance of doubt, the parties agree that the Calculation Agent may determine that no adjustment is necessary after a Tender Offer, and that the definition of “Tender Offer” and its consequences set out in the Equity Definitions shall be amended in accordance with the DR Supplement.

Consequences of Tender Offer:
(a) Share-for-Share:	Calculation Agent Adjustment
(b) Share-for-Other:	Calculation Agent Adjustment
(c) Share-for-Combined:	Calculation Agent Adjustment
Composition of Combined Consideration:	Applicable.
Nationalization:

Cancellation and Payment (Calculation Agent Determination). For the avoidance of doubt, the definition of “Nationalization” and its consequences set out in the Equity Definitions shall be amended in accordance with the DR Supplement.

Insolvency:

Cancellation and Payment (Calculation Agent Determination). For the avoidance of doubt, the definition of “Insolvency” and its consequences set out in the Equity Definitions shall be amended in accordance with the DR Supplement.

Delisting:

Cancellation and Payment (Calculation Agent Determination). For the avoidance of doubt, the definition of “Delisting” and its consequences set out in the Equity Definitions shall be amended in accordance with the DR Supplement.

For the avoidance of doubt, each of Nationalization, Insolvency and Delisting shall also constitute an Extraordinary Cancellation Event.

Additional Disruption Events:
(a) Change in Law:

Applicable, provided that Section 12.9 (a) (ii) of the Equity Definitions is replaced in its entirely by the words:

“Change in Law” means that, on or after the Trade Date of any Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Calculation Agent determines in good faith that it has become illegal for a party to this Transaction to hold, acquire or dispose of Hedge Positions relating to such Transaction, provided that this section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality.

(b) Failure to Deliver:

Applicable, provided that for the purpose of this Transaction Section 12.9(b)(ii) of the Equity Definitions shall be amended by deleting all references to “Receiving Party (who shall be the Determining Party)” and inserting “Calculation Agent (who shall be the Determining Party)” in lieu thereof.

(c) Insolvency Filing:	Applicable. For the avoidance of doubt, the definition of “Insolvency Filing” and its consequences set out in the Equity Definitions shall be amended in accordance with the DR Supplement.
(d) Hedging Disruption:

Applicable, provided that Section 12.9(a)(v) of the Equity Definitions shall be replaced in its entirety with:

“Hedging Disruption” means that a Hedging Party is unable, after using commercially reasonable efforts, to either (i) acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk (or any other relevant price risk, including, but not limited to, the currency risk) of entering into and performing its obligations with respect to this Transaction (including, without limitation, the Shares and/or Underlying Shares), or (ii) freely realize, recover, receive, repatriate, remit or transfer the proceeds of Hedge Positions or this Transaction between accounts within the jurisdiction of the Hedge Positions (the “Affected Jurisdiction”) or from accounts within the Affected Jurisdiction to accounts outside of the Affected Jurisdiction.

(e) Increased Cost of Hedging:

Applicable. For the avoidance of doubt, references to “any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction” shall include, without limitation, the Shares and/or Underlying Shares.

(f) Loss of Stock Borrow:	Not Applicable.
(g) Increased Cost of Stock Borrow:	Not Applicable.
Hedging Party:	Party A.
Determining Party:	The Calculation Agent.

Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

9.	OTHER TERMS

(a)	Condition Precedent: It shall be a condition precedent to each party’s obligations under the Transaction that:

(i)	the Securities Purchase Agreement have been duly entered into by the parties to it; and

(ii)	Party A has purchased the Placement Shares, and paid to the Underlying Shares Issuer in immediately available funds the total subscription amount in respect of the Placement Shares, in each case, in accordance with the terms of the Securities Purchase Agreement.

If the foregoing conditions precedent are not satisfied by 7:00 p.m. (New York time) on the second “Business Day” (as defined in the Securities Purchase Agreement) immediately following the Trade Date, this Confirmation and the Transaction shall automatically terminate, and neither party shall have any further rights or obligations under this Confirmation or the Transaction.

(b)	Account for payment to Party A: An account with such bank as separately notified by Party A to Party B.

(c)	Account for payment and delivery of Shares to Party B: An account with such custodian as separately notified by Party B to Party A.

(d)	Calculation Agent: Party A.

Failure of the party required to act as Calculation Agent to perform, on a timely basis, any of its responsibilities as Calculation Agent, shall not constitute an Event of Default and the sole remedy of the other party for such failure shall be the right, upon notice to the Calculation Agent, to designate a third party as replacement Calculation Agent.

Following any adjustment, determination or calculation by Calculation Agent under this Confirmation, the Calculation Agent will promptly, upon written notice from Party B, provide a statement displaying in reasonable detail the basis for such adjustment, determination or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation).

(e)	Placement Shares: Following the purchase of the Placement Shares by Party A pursuant to the Securities Purchase Agreement, Party A undertakes to Party B on a continuing basis that, at all times prior to the earlier of the Expiration Date and the date on which the Number of Options has been reduced to zero, the Placement Shares shall be held either:

(i)	in the form of Unseasoned Shares (whether as certificated or uncertificated shares) registered in the name of Party A; or

(ii)	in the form of Seasoned Shares as securities entitlements credited to a custody account opened in Party A’s name maintained with an internationally recognized custodian (such account, an “Party A Custody Account”), unless (A) such Shares are delivered to Party B in accordance with Physical Settlement, (B) such Shares have been sold or otherwise transferred or disposed pursuant to a Relevant Transaction or (C) such Shares are sold or disposed pursuant to a Seller Disposal, a Cash Settlement Buyer Disposal or a Close-Out Buyer Disposal (as applicable).

(f)	Relevant Transactions: Following the purchase of the Placement Shares by Party A pursuant to the Securities Purchase Agreement, Party A undertakes to Party B on a continuing basis that, prior to the earlier of the Expiration Date and the date on which the Number of Options has been reduced to zero:

(i)	if Party A and/or any of its Affiliates gives any firm instruction or enters into any binding agreement for a Relevant Transaction, Party A shall promptly (and in any event within three Transaction Business Day after the date such instruction is given or such agreement is entered into), provide Party B with a written notice signed by an Authorised Signatory of Party A (x) containing a reasonable description of such Relevant Transaction, including (without limitation) the nature of such transaction and (y) certifying the number of Shares (or if such number is not determinable at the time such notice is given, the maximum number of Shares or such other number of Shares as may be agreed between the parties) (the “Number of Disposed Shares”) that may be sold, transferred or disposed pursuant to or otherwise the subject of such Relevant Transaction (or if such Relevant Transaction is in respect of any Equity Securities other than Shares, the Number of Disposed Shares shall be equal to the corresponding number of Shares into which such Equity Securities may be exchanged or converted); and

(ii)	neither Party A nor any of its Affiliates shall give any firm instruction or enter into any binding agreement for a Relevant Transaction that provides for a number of Shares corresponding to the relevant Number of Options to be Exercised or Number of Options to be Early Settled (as applicable) to be sold or settled during any period between the date a Confirmation Notice is given and the corresponding Exercise Date (each such period, a “Restricted Period”) (or if any Shares are scheduled to be settled within a Restricted Period under any existing Relevant Transaction, Party A and/or its Affiliates shall promptly use commercially reasonable efforts to amend such settlement date to a date falling outside a Restricted Period).

For this purpose:

“Excepted Transaction” means:

(1)	any delivery of Shares to Party B Receiving Party pursuant to Physical Settlement;

(2)	any trading on behalf or for the account of a client of Party A and/or its Affiliates not involving the transfer of any legal, beneficial, economic and/or any other form of interest or exposure in or to the Placement Shares;

(3)	any market-making, hedging or any other activities carried out in the ordinary course of business not involving the transfer of any legal, beneficial, economic and/or any other form of interest or exposure in or to the Placement Shares;

(4)	any intra-group transfer;

(5)	any action in respect of the exercise of any rights under pre-existing transactions entered into prior to the Trade Date not involving the transfer of any legal, beneficial, economic and/or any other form of interest or exposure in or to the Placement Shares; or

(6)	any other activity not involving the Placement Shares that would have been undertaken by Party A and/or its Affiliates in the absence of the Share Subscription or the Transaction; or

(7)	any Permitted Security provided that if, at any time for any reason, a Permitted Security becomes enforceable entitling the holder of the Permitted Security to sell, dispose, appropriate and/or retain any rights to the Placement Shares subject to such Permitted Security, then such Permitted Security shall cease to constitute an Excepted Transaction, and a Relevant Transaction shall be deemed to have been entered into at that time with the Number of Disposed Shares being equal to such number of the Placement Shares subject to such Permitted Security.

“Permitted Security” means (i) any mortgage, charge, pledge, lien or other security interest granted by Party A over the Placement Shares (but not for the avoidance of doubt any security interest which grants the holder of such security interest a right to rehypothecate, borrow, use or otherwise freely deal with all or any of such Placement Shares prior to such security interest becoming enforceable) and (ii) any triparty collateral management arrangement pursuant to which Party A, as collateral provider, transfers the Placement Shares as collateral to a third party custodian, for the purposes of collateralising exposures between Party A and a third party, provided that neither the custodian nor the third party will have any right to rehypothecate, borrow, use or otherwise freely deal with all or any of such Placement Shares prior to an enforcement event).

“Relevant Transaction” means any instruction or agreement by Party A and/or its Affiliates to (x) offer, pledge, sell, contract to sell, sell any call option or other right or warrant to purchase, purchase any put option, lend, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities, or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Equity Securities, whether any such transaction is to be settled by delivery of Equity Securities or other securities, in cash or otherwise unless such transaction is an Excepted Transaction.

(g)	Party A Representations: Party A makes the representations and warranties set out below (which constitute "Additional Representations" for the purposes of Section 3 of the Agreement) to Party B as of the Trade Date:

(i)	Party A has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Transaction, and is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;

(ii)	Party A has evaluated the merits and risks of the Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Party A has made its own decision concerning the Transaction without reliance on any representation or warranty of, or advice from, Party B;

(iii)	except for the Initial Information Pack, none of Party B, its Affiliates, or its or its Affiliates’ directors, employees or agents (i) has been requested to or has provided Party A with any information or advice with respect to the Shares, the Underlying Shares and/or the Underlying Shares Issuer nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Shares, the Underlying Shares and/or the Underlying Shares Issuer (and for this purpose, “Initial Information Pack” shall mean the document(s) prepared by the Underlying Shares Issuer in relation to the Share Subscription and distributed to Party A prior to the Trade Date); and

(iv)	Party A acknowledges and understands that Party B and its Affiliates possess material non-public information regarding the Shares, the Underlying Shares and/or the Underlying Shares Issuer not known to Party A that may impact the value of the Shares and/or the Underlying Shares, including, without limitation, (x) information received by principals and employees of Party B in their capacities as directors, officers, significant shareholders and/or affiliates of the Underlying Shares Issuer, (y) information otherwise received from the Underlying Shares Issuer on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Underlying Shares Issuer and its board of directors (collectively, the “Information”), and that Party B is not disclosing the Information to Party A (unless to the extent disclosed in the Initial Information Pack), Party A understands, based on its experience, the disadvantage to which Party A is subject due to the disparity of information between Party B and Party A. Notwithstanding such disparity, Party A has deemed it appropriate to enter into this Confirmation and to consummate the Transaction.

(h)	Party B Undertakings: Party B undertakes to Party A on a continuing basis that prior to the earlier of the Expiration Date and the date on which the Number of Options has been reduced to zero:

(i)	the sum of the Transaction Value of the Transaction and any other Equivalent Transaction shall not exceed US$[ ] (or its equivalent in in any other currency or currencies) (and for this purpose, the “Transaction Value” of the Transaction or any other Equivalent Transactions shall be equal to the product of (x) the applicable Number of Options (or equivalent) as on the trade date for that transaction and (y) the applicable Initial Issue Price (or equivalent) for that transaction);

(ii)	Party B:

(A)	shall not create or agree to create or permit to subsist any security or quasi-security on or over the whole or any part of its legal and/or beneficial interest in any shares in Geely Sweden Automotive Investment B.V., a company incorporated under the laws of the Netherlands (“GSAIBV”), owned by Party B; and

(B)	shall procure that GSAIBV shall not create or agree to create or permit to subsist any security or quasi-security on or over the whole or any part of its legal and/or beneficial interest in any Shares owned by GSAIBV;

(iii)	Party B shall not enter into any Equivalent Transaction unless:

(A)	the only parties that have agreed to provide a guarantee, indemnity or similar assurance against loss for or in respect of the obligations of Party B under such Equivalent Transaction (each, an “Equivalent Credit Support”) are the Guarantor and the Keepwell Provider;

(B)	Party B’s payment obligations under the Transaction shall rank pari passu with its payment obligations under such Equivalent Transaction;

(C)	the Guarantor’s payment obligations under the Guarantee shall rank pari passu with its payment obligations under each Equivalent Credit Support to which it is a party;

(D)	(if such Equivalent Transaction is entered into on or after the Trade Date) the expiration date for such Equivalent Transaction shall fall no earlier than the Initial Expiration Date;

(E)	(if such Equivalent Transaction is entered into with a commercial bank) the “Accrual Rate” or equivalent rate for such commercial bank under such Equivalent Transaction shall be no higher than the Accrual Rate for Party A under the Transaction;

(F)	the initial issue price for such Equivalent Transaction is not lower than USD[ ]; and

(G)	there are no other event or circumstance (besides the Events of Default, the Termination Events, the Extraordinary Events and the Early Exercise Events applicable to the Transaction) which would constitute an equivalent event of default, termination event, extraordinary event or early exercise event (as the case may be) under such Equivalent Transaction (or if any such additional event or circumstance is agreed to be applicable under an Equivalent Transaction, Party B shall promptly notify Party A on or prior to the trade date of such Equivalent Transaction, following which such additional event or circumstance shall automatically also become applicable to the Transaction).

(i)	Confidentiality: Each party agrees to keep the Accrual Rate confidential, and not to disclose it to anyone, save that a party may disclose the Accrual Rate to:

(i)	the Guarantor;

(ii)	the Keepwell Provider;

(iii)	the Underlying Shares Issuer;

(iv)	PSD;

(v)	any of its Affiliates;

(vi)	any of the officers, directors, employees, professional advisers, auditors, partners and representatives of the persons referred to in paragraphs (i) to (v) above;

(vii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any Governmental Authority or pursuant to any applicable law or regulation;

(viii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(ix)	any person with the consent of the other party.

(j)	Transaction Expenses:

(i)	Party B shall promptly on demand pay Party A the amount of all legal fees and other reasonable out-of-pocket expenses incurred by Party A in connection with the negotiation, preparation, due diligence, documentation, printing and execution of the Transaction Documents provided that such legal fees and other costs and expenses are subject to such cap as separately agreed between the parties.

(ii)	Following the occurrence of an Early Exercise Event, Party B shall promptly on demand pay Party A the amount of all Taxes (other than any tax imposed or calculated by reference to profit or income), Stamp Taxes, fees, duties, charges and other reasonable out-of-pocket costs and expenses, incurred by Party A and/or its Affiliates by reason of the enforcement and protection of its rights under the Transaction Documents, unless they are required to be accounted for in the calculation of any amount due from other party to another party under this Confirmation (including in the calculation of the Seller Net Disposal Proceeds, the Cash Settlement Buyer Net Disposal Proceeds or the Close-Out Buyer Net Disposal Proceeds (as applicable)) and/or otherwise have been paid or recovered from Party B, the Guarantor or the Keepwell Provider.

(iii)	For the avoidance of doubt, Party B shall not be liable for any cost, loss or expenses incurred by Party A and/or any of its Affiliates in connection with its maintaining, establishing, re-establishing, unwinding or terminating any hedge position in connection with the transactions contemplated by Transaction Documents and the Share Subscription (other than any IR Unwind Losses that may be included in the calculation of the Settlement Amount).

10.	PARTY B REPRESENTATIONS

Party B makes the representations and warranties set out below (which constitute "Additional Representations" for the purposes of Section 3 of the Agreement) to Party A:

(x)	as of the Trade Date; and

(y)	(other than the representation set out in paragraph (k) (No intention to cause delisting)) on each day on which the parties agree to amend any term of the Transaction and on each day on which it exercises any right or discretion or makes any election or determination under the Transaction in each case, by reference to the facts and circumstances then existing.

(a)	Non-reliance:

(i)	None of Party A or any person representing or acting on behalf of Party A is acting as an adviser to it in connection with the entry into the Transaction.

(ii)	Party B is acting for its own account and is capable of making its own decision to enter into the Transaction and as to whether the Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

(iii)	Where necessary, Party B has sought independent advice from competent legal, tax, accounting and other professional advisers.

(iv)	Party B is not relying on any communication (whether written or oral) from Party A as legal, tax or accounting advice; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered to be legal, tax or accounting advice.

(b)	No violation or conflict: Party B’s entry into and performance of the Transaction does not and will not conflict with or result in a breach or violation of any law or regulation applicable to it or its dealings in the Shares or Underlying Shares (including, without limitation, the rules of the Exchange) or otherwise breach or violate any of its constitutional documents or any other agreement or instrument binding upon it or any of its assets which it may have entered into, nor result in the existence of, or oblige it to create, any security over any of its assets.

(c)	No misleading information

(i)	Any factual information provided by or on behalf of Party B to Party A in writing (other than any financial projection or forecast or any expression of opinion or intention) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(ii)	Nothing has occurred or been omitted from the factual information referred to in paragraph (i) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

(d)	No market manipulation:

(i)	Neither Party B nor any of its Affiliates or any person acting on its or their behalf has taken or will take, directly or indirectly, any action which was or is designed to stabilise or manipulate, or which might reasonably be expected to cause or result in stabilisation or manipulation of, the price of the Shares or Underlying Shares.

(ii)	The entry into and performance by Party B of its obligations under the Transaction does not and will not constitute a violation by it or any of its Affiliates of applicable law or regulation prohibiting "insider dealing" or "market abuse" as applicable to it.

(e)	Compliance with regulatory requirements:

(i)	Party B has complied, and will comply at any time, with all disclosure and reporting requirements, if any, that may be relevant to the Transaction in accordance with applicable legal or regulatory provisions or in accordance with any stock exchange regulation, including disclosure requirements imposed under market abuse rules or legal and regulatory provisions relating to the transparency of shareholdings of listed companies or internal dealing.

(ii)	No:

(A)	form of notification is or will be required to be made to any stock exchange, regulatory authority or similar body or to any other person by Party B or any of its Affiliates (other than any filing in accordance with the reporting requirements under Section 13 of the Exchange Act);

(B)	approval from any stock exchange, regulatory authority or similar body or any other person is or will be required to be sought by Party B or any of its Affiliates (other than any approval that may be required in connection with the delivery of Shares under Physical Settlement);

(C)	breach by Party B or any of its Affiliates of the listing rules or any other similar law or regulation has occurred or will occur; and

(D)	clearance to deal under the listing rules or any other similar law or regulation or any share dealing policy or code of the Issuer is or will be required by Party B or any of its Affiliates; or

as a result of the entry into and performance by Party B of the Transaction.

(f)	Commercial purpose: Party B has fully disclosed to Party A its reasons and objectives for entering into the Transactions, and these constitute and constituted a genuine and legitimate business and commercial purpose which is in its best commercial interest.

(g)	No wager: Party B is entering and has entered into the Transaction in the ordinary course of its business and is not entering and has not entered into the Transaction as a wager or bet

(h)	Capacity: All consents, agreements or other authorizations, necessary for the signature of this Confirmation, have been adopted by Party B’s board of directors, and that the signatories are legally authorized to enter into this Transaction.

(i)	Regulations Compliance:

(i)	The execution, delivery and performance of this Transaction, the entering into of this Transaction, and the satisfaction of the terms hereof, will not conflict with or result in a breach of any of the terms, conditions or provisions of its corporate bylaws or other constitutive documents, any restriction or obligation contained in any contract, agreement or instrument to which Party B is a party, or any applicable law or regulation, especially regarding market abuse.

(ii)	Party B is fully aware of and familiar with the conduct regulations regarding the relevant securities market.

(iii)	Party B is aware of the nature and risks associated with the Transaction that is being entered into.

(iv)	The execution, delivery, performance and entering into by Party B of this Transaction or of any existing or future agreement entered into before the Expiration Date and/or the termination of this Transaction, does not and will not cause Party A to promote a take-over bid over the Shares, pursuant to any applicable regulation.

(j)	NDRC: Under the laws and regulations of the PRC, it is not necessary that the Transaction or this Confirmation be filed, registered, recorded or enrolled with any court or other authority in the PRC (including with the NDRC under NDRC Order 56).

(k)	No intention cause delisting: As of the Trade Date, neither Party B nor any of its Affiliates intends to do anything which may cause the Shares to cease to be listed, traded or publicly quoted on the Exchange.

11.	ADDITIONAL UNDERTAKINGS

Party B undertakes to Party A on a continuing basis that prior to the earlier of the Expiration Date and the date on which the Number of Options has been reduced to zero.

(a)	Compliance with laws and regulations:

Party B shall comply in all respects with all laws and regulations to which it may be subject in respect of the Shares or Underlying Shares and the performance of its obligations under the Confirmation and otherwise to the extent that its failure so to comply would impair the ability of Party A to hold, acquire or dispose of any Shares.

(b)	Disclosure and compliance:

(i)	Party B shall make, and shall procure each of its Affiliates to make, any and all necessary disclosures in respect of the Transaction in accordance with any applicable law and regulation.

(ii)	Party B shall not, and shall procure that each of its Affiliate will not:

(A)	engage in insider dealing or other market misconduct; or

(B)	take any action, which when considered together with the entry into the Transaction, would contravene any law or regulation.

(c)	Public announcement in relation to the Issuer etc.: Party B shall, on request of Party A, take all commercially reasonable steps to procure that the Underlying Shares Issuer will publish an announcement the US Securities Exchange Commission’s EDGAR system a current report on Form 6-K (or other public filing) in respect of any material non-public information relating to the Underlying Shares Issuer or the Shares (“Material Non-Public Information”) which arises from the fact that the Transaction is or may be exercisable due to the occurrence of an Early Exercise Event.

(d)	Provision of Material Non-Public Information:

(i)	Except for the Initial Information Pack, Party B shall not, and shall procure that none of its Affiliates will, provide Party A with any Material Non-Public Information in any document or notice required to be delivered pursuant to the Agreement or in any communication in connection with the Agreement (each a “Communication”) without (x) first notifying Party A in writing that the Communication Party B or the Affiliate (as the case may be) (the “Disclosing Person”) is about to deliver contains Material Non-Public Information, and (y) Party A giving written confirmation that it wishes to receive such information and instructing the Disclosing Person to whom such information shall be delivered.

(ii)	If Party A has refused to receive such Material Non-Public Information, Party B shall, or shall procure that the relevant Disclosing Person will, only deliver the Communication to the extent that it does not contain Material Non-Public Information, in which event Party B shall not be deemed to have breached paragraph (i) above. Absent such notification from the Disclosing Person, Party B shall be deemed to have represented that such Communication contains no such Material Non-Public Information.

(iii)	If Party A receives or has received from Party B any information which Party A determines to be Material Non-Public Information (which for the avoidance of doubt shall not include the information in the Initial Information Pack), then Party B shall, if requested by Party A, immediately use commercially reasonable efforts to procure the Underlying Shares Issuer to publish via the US Securities Exchange Commission’s EDGAR system a current report on Form 6-K (or other public filing) containing such information.

(iv)	Party B irrevocably authorises and consents to Party A (together with any person acting on Party A's behalf) disclosing to any person any Material Non-Public Information (other than the information in the Initial Information Pack) that Party A considers necessary or desirable for the purposes of or in connection with any, or any potential, early termination of the Transaction and hereby waives, on behalf of itself, any duty of confidence that might be thought to arise from the relationship among the parties in this respect.

12.	ADDITIONAL ACKNOWLEDGEMENTS

(a)	Conflict of Interest: Party A or any entity belonging to the Party A group, as well as any respective directors or employees of the Party A group, may hold any securities position, including derivatives, directly or indirectly, in accordance or not with the strategy of the derivatives that form part of the Transaction may, negotiate with those securities, including derivatives, on its own behalf or on another’s behalf; provide advisory services or any other services to entities related to them or to its shareholders, directors, employees; and have interests in such securities or enter into any transaction with such securities, including derivatives, or investments related to such securities, prior to or after the commencement of the Transaction, as permitted by any applicable law

The employees in the sales department or from any other department of Party A or of any entity belonging to the Party A group, may provide market commentaries, orally or otherwise, or investment strategies to the customers that may reflect opinions or suggest investment decisions on its own behalf that may be inconsistent with the strategy sought by Party B through the Transaction.

(b)	Consent to Regulatory Disclosure: Without prejudice to the generality of any applicable law, each party (“X”) expressly consents to the disclosure by the other party (“Y”) or its affiliates to the relevant authorities in the jurisdiction of the incorporation of organization of the Issuer (a “Relevant Jurisdiction”), the local jurisdiction in which the relevant Exchange is located (“Local Jurisdiction”) or any jurisdiction of tax residence of the Issuer (a “Tax Residence Jurisdiction”), information relating to the Transaction, including the name of X in order for Y or any of its affiliates to comply with laws and regulations of the Relevant Jurisdiction, the Local Jurisdiction or Tax Residence Jurisdiction that are applicable to Y or its affiliate in connection with their dealings in the underlier.

(c)	Payment of Local Taxes, Unpaid Local Taxes or Excess Local Taxes: If any amount of Local Taxes (“Unpaid Local Taxes”) that should have been taken into account but were not taken into account in the determination of any delivery obligations by the Hedging Party and any Potential Adjustment Events or Extraordinary Events, as the case may be, the Non-Hedging Party shall pay to the Hedging Party an amount equal to such Unpaid Local Taxes on the Currency Business Day following notification from the Calculation Agent; or if any excess amount of Local Taxes (“Excess Local Taxes”) that should not have been taken into account but were taken into account in the determination of any amounts payable by the Hedging Party and any Potential Adjustment Events or Extraordinary Events, as the case may be, the Hedging Party shall pay to the Non-hedging Party an amount equal to such Excess Local Taxes on the Currency Business Day following notification from the Calculation Agent. The provisions of this section (Payment of Local Taxes, Unpaid Local Taxes or Excess Local Taxes) shall apply and remain in full force and effect even if the Expiration Date has occurred and/or this Transaction has terminated.

As used herein:

“Local Taxes” means taxes, duties, and similar charges (in each case, including interest and penalties thereon) imposed by the taxing authority in any jurisdiction, that would be withheld from or paid or otherwise incurred by a Hypothetical Investor in connection with any Applicable Hedge Positions, excluding any corporate income taxes levied on the overall net income of the Hypothetical Investor.

“Hypothetical Investor” shall mean a hypothetical institutional investor not resident in (a) the applicable Relevant Jurisdiction, Local Jurisdiction and/or the Tax Residence Jurisdiction for the purposes of the tax laws and regulations of the Relevant Jurisdiction, Local Jurisdiction and/or the Tax Residence Jurisdiction, as applicable; or (b) a jurisdiction where any refund, credit or any other benefit, exemption or reduction in relation to any Local Taxes may arise under an applicable tax treaty or any relevant laws or arrangements.

“Applicable Hedge Positions” means, at any time, Hedge Positions that the Hedging Party determines that a Hypothetical Investor, acting in a commercially reasonable manner, would consider necessary to hedge the Transaction at that time.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation.

Yours sincerely,

GEELY SWEDEN AUTOMOTIVE INVESTMENT AB

By:
Name:
Title:

[Signature Page to Put Option Confirmation]

Confirmed as of the Trade Date written above:

[NAME OF PARTY A]

By:
Name:
Title:

[Signature Page to Put Option Confirmation]

SCHEDULE A

ELECTIONS AND AMENDMENTS

SCHEDULE B

FORM OF BUYER EXERCISE NOTICE

SCHEDULE C

FORM OF EARLY BUYER EXERCISE NOTICE

SCHEDULE D

FORM OF SELLER SETTLEMENT NOTICE

SCHEDULE E

FORM OF CONFIRMATION NOTICE